UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter from
the President

Dear Fellow Shareholders,

2022 was an extraordinary year for First Horizon – a year defined by change, strength and resiliency.

Our associates demonstrated unwavering dedication and resolve in 2022. Against a backdrop of global political and economic turmoil, rising rates, inflation, concerns of a recession, and the continued effects of the COVID-19 pandemic, our team never lost sight of our commitment to clients, communities and each other. They delivered on our purpose—to help our clients unlock their full potential with capital and counsel—and lived by our values. What stands out is not only our associates’ drive and determination, but their extraordinary empathy that characterizes our culture.

We started the year with the successful conversion of our operating systems, completing the merger of equals with IBERIABANK. Immediately following, on February 27, 2022, we and TD Bank Group (“TD”) entered into a definitive agreement for TD to acquire First Horizon in an all-cash transaction valued at $13.4 billion. We and TD continue to work together to progress integration planning for the pending transaction, which is subject to customary closing conditions, including approvals from U.S. and Canadian regulatory authorities.

Our financial results for the year reflect the benefits of our balanced business mix, our high-quality client base, foothold in growth markets and the relentless efforts of our team. As we capitalized on the opportunities of our diversified business model, we also continued to implement end-to-end process improvements and operational efficiencies, including additional efforts to combat fraud and improve cyber security. Throughout the year, we maintained sound risk management practices and stellar credit quality.

2022 Performance Highlights Include:

•	We delivered net income available to common shareholders of $868 million, down from $962 million in 2021, largely reflecting the impact of a $95 million provision expense in 2022 versus a $310 million credit in 2021.
•	Our results included a net $82 million after-tax reduction, or $0.15, from notable items compared with $179 million, or $0.32 per share, in 2021.[1]
•	Net interest income increased $398 million, or 20%, given the benefit of higher rates.

Bryan Jordan

Chairman, President and Chief Executive Officer

•	The benefits of our completed integration with IBERIABANK coupled with our balanced business mix and exceptional service helped drive 6% loan growth, 13% before the impact of paycheck protection program and loans to mortgage companies.[2]
•	We achieved $200 million of targeted annualized net cost saves in the fourth quarter of 2022 and approximately $94 million of identified annualized revenue synergies largely tied to commercial loans.
•	As expected, we continued to see further moderation of fixed income and mortgage banking fees from exceptionally high levels in 2021 given both the impact of higher long-term rates as well as additional macroeconomic uncertainty and volatility.
•	Our strong risk management focus continued to deliver impressive asset quality trends with net loan charge-offs of $59 million, or 11 basis points.

Our Team

Our achievements during the year are due to the resilient and collaborative nature of our team. Faced with more change and uncertainty, the talent and dedication of our associates were clearly reflected in the successful execution of our strategic priorities and performance objectives.

As we continued to operate a hybrid work model and prepare for the transformational partnership with TD following completion of the pending transaction, we kept our pulse on associates, understanding the importance of responding and adapting to the needs of our workforce. We increased minimum wage from $15 to $20 per hour, or 33%, through two increases during the year.

We continue to provide a comprehensive range of benefits for our associates to support their personal wellbeing and professional development.

Diversity, Equity and Inclusion

Elevating equity and diversity, equity and inclusion (DEI) are at the core of who we are. During the year we made measurable progress on our DEI efforts both within our company and in our communities. We remain committed to creating a more equitable society, and that starts with our associates, our clients and the communities we serve.

Our Purpose

Help our clients unlock their full potential with capital and counsel.

Our Values

•	Put clients first
•	Care about people
•	Commit to excellence in everything we do
•	Elevate equity
•	Foster team success

Our Action

Own       moment

Listen | Understand | Deliver

In 2022, women continued to advance among the ranks of our mid and senior levels of leadership. We increased the use of data analytics to assist key leaders in the development of strategic DEI plans and measurement of progress against our commitments. Membership in our Associate Resource Groups increased 538%, due in part to the launch of new chapters as well as support from our enterprise-wide DEI Council.

For the first time, members of our Executive Management Committee and leadership team were recognized by the American Banker as one of the Most Powerful Women in Banking teams in 2022, a testament to their incredible talent, contributions to the success of our company and commitment and ability to champion women and empower their growth and success.

In May 2022, I signed the CEO Action Pledge for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace. By taking this action, First Horizon is pledging to further advance our DEI efforts. We work to continuously incorporate DEI elements into our overall culture, positioning us as an employer of choice and enabling us to excel as a company.

Additional information about our DEI priorities and progress is available on our company website.

Our Clients

Our clients’ success is our success, and we value the trust placed in us to serve their financial needs. We have always believed that relationships are at the center of our business and saw proof of that during the year as we expanded our client base across the southeast. Through our people-led, technology-enabled strategy, we also recognize the need to continuously transform the way we do business to meet clients’ changing needs and expectations and remain competitive. Our Strategic Investment Board ensures that our investments in new technology remain aligned to our core strategy, improve the client experience and deliver strong returns for the bank. In 2022, this included the deployment of a new commercial lending platform, commercial online banking platform and contact center technology along with numerous other improvements to operating systems.

“To deliver a differentiated client experience, we are committed to putting clients first: We aim to go above and beyond to listen, understand and solve our clients’ needs and follow through to exceed expectations every step of the way.”

Protecting our clients and their sensitive information is critical to our success. Cybersecurity, privacy and data protection remain at the forefront of our priorities, and we continue to deploy best-in-class protection, training and risk management practices to guard against criminal activity.

Our Communities

Our commitment to having a positive economic, social and environmental impact on our communities has never been more important.

A core component of Corporate Social Responsibility (CSR) efforts includes providing greater access to financial resources to individuals and small businesses in low- and moderate-income communities. Our Community Reinvestment Act (CRA) strategy executes on our Community Benefits Agreement to expand access to housing, support economic development, neighborhood revitalization, and economic opportunity and improve financial stability.

Our foundations have invested more than $130 million in nonprofits across our franchise, positively impacting the lives of millions. In 2022, we invested:

•	$23 million across our 12-state footprint
•	$14 million (of the $23 million) in CRA charitable contributions, including Operation Hope counseling, CRA mortgage down payment assistance grants and disaster relief assistance
•	12,802 service hours
•	$276.2 million in community development loans

Our national Community Advisory Board, comprised of prominent business and community leaders from across our region, continues to provide invaluable advice that helps inform our team and prioritize our work.

Environmental, Social and Governance

Creating a more sustainable company has become increasingly more important and reporting on our Environmental, Social and Governance (ESG) performance and progress is integral to maintaining confidence with our stakeholders. Climate change is continuing to present new challenges and reshape the world around us. The role of the financial services industry is critical in the transition to a low-carbon future, and we are dedicated to holding ourselves accountable and doing our part to identify solutions, particularly as we continue to explore our own climate-related risks and opportunities.

We continue to center our ESG strategy around five interrelated pillars - Governance, Associates, Clients, Community and Environment – all aimed at operating more responsibly. In 2022, we added focus areas that serve as guideposts to help measure both qualitative and quantitative progress. We further enhanced the transparency of our reporting and started to align our reporting with the Sustainability Accounting Standards Board (SASB) Standards and the Task Force on Climate-Related Financial Disclosures (TCFD).

With the guidance of environmental advisors and engagement with peers, regulators, non-governmental organizations and working groups, we have made substantial progress and remain excited about the work to be done. To learn more about our ESG-related progress and areas of focus, please visit our company website.

Focus on the Future

First Horizon’s legacy will continue to serve as a strong foundation for future growth. Joining forces with TD following completion of the pending transaction will provide new opportunities for our associates, clients and communities.

I will end this letter where I started. This company has always been about people and the extraordinary efforts they have made for our organization. It has been an honor and pleasure to serve as your Chairman, President and Chief Executive Officer. For the roughly 15 years, I have proudly followed in the footsteps of my predecessors and worked alongside the thousands of associates who have contributed to our company’s long-term success.

I am deeply grateful to our leadership team. Formed nearly four years ago, they have led First Horizon through some of its most transformational years with the strength and grace of a seasoned team.

Thank you to the nearly 7,500 associates who have time and time again demonstrated an unwavering commitment to our company and its constituents.

I greatly appreciate the support, oversight and counsel of our Board of Directors who have served this company well and thank our loyal clients for the trust they place in us every day.

Finally, we thank you, our shareholders, for your confidence in our team and support of the First Horizon organization.

Sincerely,

D. Bryan Jordan

Chairman, President and Chief Executive Officer

March 13, 2023

Footnotes

1 2022 notable items include $87 million of pretax transaction-related expenses associated with TD, $48 million of net pretax merger-related expenses associated with IBKC, $22 million of Visa derivative valuation adjustment expense, $22 million pretax gain on the sale of the title services business, $16 million pretax gain on equity securities investments, $12 million mortgage servicing rights gain, and $25 million of taxes associated with these items. 2021 notable items include $182 million of net pretax merger-related expenses associated with IBKC, $19 million of Visa derivative valuation adjustment expense, $26 million loss on retirement of legacy IBKC trust preferred securities, $6 million deferred compensation costs resulting from litigation tied to a fully divested company and $56 million of taxes associated with these items. 2021 also includes a $1 million reduction of purchase accounting gain related to the IBKC merger that is non-taxable. Diluted shares were 566 million and 551 million in 2022 and 2021, respectively.

2 Loan growth before the impact of paycheck protection program (“PPP”) and loans to mortgage companies (“LMC”) is a Non-GAAP measure and is calculated by excluding $76 million and $1,038 million of PPP loans and $2,258 million and $4,518 million of LMC loans from $58,102 million and $54,859 million of total loans in 2022 and 2021, respectively.

Use of Non-GAAP Measures

Certain measures included in this document are “non-GAAP”, meaning they are not presented in accordance with generally accepted accounting principles in the U.S. and also are not codified in U.S. banking regulations currently applicable to FHN. FHN’s management believes such measures, even though not always comparable to non-GAAP measures used by other financial institutions, are relevant to understanding the financial condition, capital position, and financial results of FHN and its business segments. The non-GAAP measure presented in this letter is loan growth before the impact of paycheck protection program and loans to mortgage companies and is reconciled to the most comparable GAAP presentation in footnote 2.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to First Horizon Corporation’s (the “First Horizon”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target”, “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and The Toronto-Dominion Bank (“TD”); the outcome of any legal proceedings that may be instituted against First Horizon or TD, including potential litigation that may be instituted against First Horizon or its directors or officers related to the pending transaction or the definitive merger agreement between First Horizon and TD related to the pending transaction; the timing and completion of the transaction, including the possibility that the pending transaction will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the pending combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and other regulators, legislative and regulatory actions and reforms; the pandemic created by COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2022, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.first horizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.